Exhibit 99.1

Ocugen Provides Business Update and Full Year 2019 Financial Results
Over 95% planned enrollment completed in Phase 3 oGVHD study; topline results anticipated by end of 2020
Conference Call and Webcast Today at 8:30 a.m. ET
MALVERN, PA, March 27, 2020 (GLOBE NEWSWIRE) — Ocugen, Inc. (NASDAQ: OCGN), a clinical-stage company focused on discovering, developing and commercializing transformative therapies to treat rare and underserved ophthalmic diseases, today reported full year 2019 financial results along with a general business update.
“We are extremely pleased with the progress we have made in enrolling patients in our Phase 3 clinical trial for OCU300, an orphan drug candidate for ocular graft versus host disease (oGVHD). Based on current enrollment, we anticipate topline results by the end of the year,” commented Shankar Musunuri, PhD, MBA, Chairman, CEO and Co-Founder of Ocugen. “The publication of preclinical data on OCU400 in Nature Gene Therapy earlier this month is a key achievement for this program. We continue to advance IND-enabling studies toward bringing this potential breakthrough modifier gene therapy platform to patients in a Phase 1/2a clinical trial for OCU400 in 2021. Similar to the situation with virtually all other biopharmaceutical companies, we are also assessing the potential impact of ongoing COVID-19 pandemic-related events on our programs and plans. We are grateful to healthcare professionals and others who are working hard to address and mitigate the challenges presented by the virus.”
Business Highlights:
•OCU300 (oGVHD) – In December 2019, Ocugen announced 50% enrollment in its Phase 3 trial, and as of March 20, 2020, Ocugen has completed over 95% of the planned enrollment. Ocugen is anticipating topline results by the end of the year.
•OCU400 (AAV-NR2E3) – On March 3, 2020, Nature Gene Therapy published preclinical data related to OCU400, supporting the use of nuclear hormone receptor gene NR2E3 as a genetic modifier and therapeutic agent to treat multiple retinal degenerative diseases and potentially serve as a broad-spectrum therapy for retinitis pigmentosa.
•EB-5 Loan Agreement – On March 26, 2020, Ocugen drew down an additional $0.5 million under its loan agreement with EB5 Life Sciences, L.P.
Full Year 2019 Financial Results:
•Ocugen’s cash, cash equivalents and restricted cash totaled $7.6 million as of December 31, 2019, compared to $1.8 million as of December 31, 2018.
•Research and development expenses for the year ended December 31, 2019 were $8.1 million compared to $10.3 million for the year ended December 31, 2018. General and administrative expenses for the year ended December 31, 2019 were $6.1 million compared to $5.8 million for the year ended December 31, 2018.
•Ocugen reported a net loss of $20.2 million, or $1.46 loss per share, for the year ended December 31, 2019, compared to a net loss of $18.2 million, or $3.67 loss per share, for the year ended December 31, 2018.
•The Company had 52,625,228 shares of common stock outstanding as of December 31, 2019.

Conference Call and Webcast Details
The Company has scheduled a conference call and webcast for 8:30 a.m. ET today to discuss the results and recent business highlights. Ocugen's senior management team will host the call, which will be open to all listeners. There will also be a question and answer session following the prepared remarks.
The call can be accessed by dialing (844) 873-7330 (U.S.) or (602) 563-8473 (international) and providing the conference ID 5373849. To access a live audio webcast of the call on the “Investors” section of the Ocugen website, please click here. A replay of the webcast will be archived on Ocugen’s website for approximately 45 days following the call.
About Ocugen, Inc.
Ocugen, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing transformative therapies to treat the whole eye. Our Phase 3 small molecule drug candidate for ocular Graft Versus Host Disease (oGVHD), if approved, will be the first and only treatment for this orphan disease. Our breakthrough modifier gene therapy platform has the potential to treat multiple retinal diseases with one drug – “one to many”. And our novel biologic product candidate aims to offer better therapy to patients with underserved diseases such as wet age-related macular degeneration, diabetic macular edema and diabetic retinopathy. For more information, please visit www.ocugen.com.
Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from our current expectations. These and other risks and uncertainties are more fully described in our periodic filings with the Securities and Exchange Commission (the “SEC”), including the risk factors described in the section entitled “Risk Factors” in the quarterly and annual reports that we file with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. Except as required by law, we assume no obligation to update forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, after the date of this press release.
Corporate Contact:
Ocugen, Inc.
Kelly Beck kelly.beck@ocugen.com +1 484-328-4698
Media Contact:
LaVoieHealthScience
Emmie Twombly
etwombly@lavoiehealthscience.com
+1 857-389-6042
(tables to follow)

OCUGEN, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$7,444,052	$1,628,136
Prepaid expenses and other current assets	1,322,167	313,499
Asset held for sale	7,000,000	—
Total current assets	15,766,219	1,941,635
Property and equipment, net	222,464	245,788
Restricted cash	151,016	150,477
Other assets	667,747	116,333
Total assets	$16,807,446	$2,454,233
Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$1,895,613	$3,277,525
Accrued expenses	2,270,045	1,402,750
Short-term debt, net	—	7,483,847
Derivative liabilities	—	1,741,222
Operating lease obligation	172,310	—
Other current liabilities	205,991	204,242
Total current liabilities	4,543,959	14,109,586
Non-current liabilities
Operating lease obligation, less current portion	163,198	—
Long term debt, net	1,072,123	1,016,727
Other non-current liabilities	9,755	37,459
Total liabilities	5,789,035	15,163,772
Stockholders’ equity (deficit)
Common stock	527,467	49,606
Treasury stock	(47,864)	—
Accumulated other comprehensive income	—	451
Additional paid-in capital	62,018,632	18,477,598
Accumulated deficit	(51,479,824)	(31,237,194)
Total stockholders’ equity (deficit)	11,018,411	(12,709,539)
Total liabilities and stockholders’ equity (deficit)	$16,807,446	$2,454,233

OCUGEN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Year ended December 31,
	2019	2018
Operating expenses:
Research and development	$8,085,522	$10,321,397
General and administrative	6,077,097	5,819,111
Total operating expenses	14,162,619	16,140,508
Loss from operations	(14,162,619)	(16,140,508)
Other income (expense)
Change in fair value of derivative liabilities	(3,187,380)	1,664,689
Loss on debt conversion	(341,136)	—
Interest income	1,214	19,213
Interest expense	(1,767,836)	(3,750,630)
Other income (expense)	(784,873)	(12,428)
Total other income (expense)	(6,080,011)	(2,079,156)
Net loss	$(20,242,630)	$(18,219,664)

Net loss per share of common stock—basic and diluted	$(1.46)	$(3.67)
Weighted average common shares outstanding—basic and diluted	13,893,819	4,960,552